Exhibit (j)

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “General Information” and “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, included in Post-Effective Amendment No. 4 to the Registration Statement (Form N-1A, No. 333-173276) of the SSgA Active ETF Trust.

We also consent to the incorporation by reference into the Statement of Additional Information of our report, dated August 28, 2012, with respect to the financial statements and financial highlights of SPDR SSgA Multi-Asset Real Return ETF, SPDR SSgA Income Allocation ETF and SPDR SSgA Global Allocation ETF (three of the portfolios comprising SSgA Active ETF Trust), included in the June 30, 2012 annual report of the SSgA Active ETF Trust.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 26, 2012